INFOCAST CORPORATION
                             1 Richmond Street West
                            Toronto, Ontario M5H 3W4


                                                               June 1, 1999


To:      James William Leech
         61 Inglewood Drive
         Toronto, Ontario M4T 1H2



                  We are pleased to inform you that on June 1, 1999, the Board of Directors of Infocast Corporation (the "Company") granted you a non-qualified stock option (the "Option") to purchase 750,000 shares of common stock (the "Shares"), $.001 par value, of the Company ("Common Stock"), at a price of US$7.00 per Share.

                  Prior to May 31, 2004 (the date on which the Option will, to the extent not previously exercised, expire) the Option may be exercised, as follows: (i) as to 250,000 Shares at any time on or after the date you assume the position of the Company's President and Chief Executive Officer (the "Start Date"); (ii) as to an additional 250,000 Shares at any time after the first anniversary of the Start Date; (iii) as to the remaining 250,000 Shares at any time after the second anniversary of the Start Date. You must purchase a minimum of 1,000 Shares each time you choose to purchase Shares, except to purchase the remaining Shares available to you. In the event of a change in control of the Company, all Options granted hereby immediately become fully vested and exercisable. A "change in control" is defined as (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all (50% or more) of the assets of the Company to any person or entity or group of persons or entities acting jointly or in concert as a partnership or other group (a "Group of Persons"); (ii) the merger, consolidation or other business combination of the Company with or into another corporation with the effect that the shareholders of the Company immediately following the merger, consolidation or other business combination, hold 50% or less of the combined voting power of the then outstanding securities of the surviving corporation of such merger, consolidation or other business combination ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; (iii) the replacement of majority of the Board of Directors of the Company or of any committee of the Board of Directors of the Company in any given year as compared to the


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directors  who  constituted  the  Board  of  Directors  of the  Company  or such committee at the beginning of such year, and such replacement shall not have been approved by the Board of Directors of the Company, as the case may be, as constituted at the beginning of such year; (iv) a person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases,
privately  negotiated  purchases,   merger,   consolidation  or  other  business
combination, or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of such corporation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (v) the voluntary liquidation, dissolution or winding-up of the Company, in connection with which a distribution is made to the holders of the Company's Common Stock.

                  The Option is not transferable and may be exercised solely by you during your lifetime or after your death by the person or persons entitled thereto under your will or the laws of descent and distribution. Any attempt to transfer, assign, pledge or otherwise dispose of, or to subject to execution, attachment or similar process, the Option contrary to the provisions hereof shall be void and ineffective and shall give no right to the purported transferee.

                  If your employment with or service to the Company or any Subsidiary terminates by reason of death, the Option shall immediately become fully vested and exercisable and the Option may thereafter be exercised by the legal representative of your estate or by your legatee under your will, for a period of one year after the date of such death or until the expiration of the stated term of the Option, whichever period is shorter. As used in this Agreement, the term "Subsidiary" means any Subsidiary of the Company within the meaning of Section 425(f) of the United States Internal Revenue Code of 1986, as amended.

                  If your employment with or service to the Company or any Subsidiary terminates by reason of disability as will be provided for in your employment agreement, the Option shall immediately become fully vested and exercisable and the Option may thereafter be exercised for a period of one year after the date of such termination of employment or service or until the expiration of the stated term of the Option, whichever period is shorter.

                  If your employment with or service to the Company or any Subsidiary is terminated by the Company for cause as will be provided for in your employment agreement, the Option shall thereupon immediately terminate.

                  If your employment with or service to the Company or any Subsidiary is terminated by the Company for any reason other than cause, death, disability or at any time within 24 months following the occurrence of a "change in control," the Option shall immediately become fully vested and exercisable and the Option may be exercised for the lesser of 24 months after the date of termination or the balance of the Option's term. Your transfer from the employ of the Company to a Subsidiary, or vice versa, or from one Subsidiary to another, shall not be deemed to constitute a termination of employment for purposes of the Option.

                  If your employment with or service to the Company or any Subsidiary is terminated by the Company at any time within 24 months following the occurrence of a "change in control", the Option may be exercised for the lesser of 36 months after the date of termination or the balance of the Option's term.

                  If your employment with or service to the Company or any Subsidiary is terminated by you, the Option shall thereupon immediately terminate except that the portion of the Option that was exercisable on the date of such termination of employment or service may thereafter be exercised for a period of 30 days after the date of such termination of employment or service or until the expiration of the stated term of the Option, whichever period is shorter.

                  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Common Stock, the Board of Directors of the Company shall make an appropriate and equitable adjustment in the number and option price of shares subject to the Option to the end that after such event your proportionate interest shall be maintained as immediately before the occurrence of such event.

                  The  Company  may  make  such   provisions   as  it  may  deem
appropriate, consistent with applicable law, in connection with the Option with respect to the withholding of any taxes or any other tax matters.

                  The Company, in its sole discretion, may file a registration statement under the Securities Act of 1933, as amended (the "Act"), in order to register the Shares. Unless at the time of the exercise of the Option a registration statement under the Act is in effect as to such Shares, any Shares purchased by you upon the exercise of the Option shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to the Option if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

                  You understand and acknowledge that, under existing law, unless at the time of the exercise of the Option a registration statement under the Act is in effect as to such Shares (i) any Shares purchased by you upon exercise of the Option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold);
(iii) in the case of securities to which Rule 144 is not applicable, compliance with some other disclosure exemption will be required before any Shares may be sold; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (v) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares; and (vi) the Company has undertaken no obligation to register the Shares or to include the Shares in any registration statement which may be filed by it subsequent to the issuance of the Shares to you.

                  The Option (or installment thereof) is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of Shares to be purchased, together with payment in full of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash, by check, such other instrument as may be acceptable to the Board of Directors of the Company, or, at the discretion of the Board of Directors of the Company, by delivering shares of Common Stock already owned by you and having a Fair Market Value (as hereinafter defined) on the trading day immediately preceding the date of exercise equal to the exercise price of the Option, or a combination of shares of Common Stock and cash.

                  Fair Market Value means the closing price of publicly traded shares of Common Stock on the principal securities exchange on which shares of Common Stock are listed (if the shares of Common Stock are so listed), or on the NASDAQ Stock Market (if the shares of Common Stock are regularly quoted on the NASDAQ Stock Market), or, if not so listed or regularly quoted, the mean between the closing bid and asked prices of publicly traded shares of Common Stock in the over-the-counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Company, or as determined by the Board of Directors of the Company. Anything in this provision to the contrary notwithstanding, in no event shall the purchase price of a share of Common Stock be less than the minimum price permitted under rules and policies of the rules and policies of the national securities exchange on which the shares of Common Stock are listed.

                  Would you kindly evidence your acceptance of the Option and your agreement to comply with the provisions hereof by executing this letter under the words "Agreed To and Accepted."

                                            Very truly yours,

                                            INFOCAST CORPORATION


                                            By:/S/ A.T. Griffis
                                               ---------------------
                                               Name: A. Thomas Griffis
                                               Title: Chairman of the Board


AGREED TO AND ACCEPTED:

/s/ James William Leech

James William Leech

                                                                       Exhibit A


INFOCAST CORPORATION
1 Richmond Street West
Toronto, Ontario M5H 3W4

Gentlemen:

                  Notice is hereby given of my election to purchase _____ Shares of Common Stock, $.001 par value (the "Shares"), of Infocast Corporation at a price of U.S.$_____ per Share, pursuant to the provisions of the option granted to me on June 1, 1999. Enclosed in payment for the Shares is:

                    ----
                   /___/   my check in the amount of $________.

                   ----
                 */___/    ___________ Shares having a total value
                           $________.

                  The following information is supplied for use in issuing and registering the Shares purchased hereby:

                  Number of Certificates
                     and Denominations               ___________________

                  Name                               ___________________

                  Address                            ___________________

                                                     ___________________

                  Social Security Number             ___________________


Dated:   _______________, ____

                                                 Very truly yours,


                                                 --------------------------

*Subject to the approval of the
 Board of Directors